Exhibit 18.1

October 21, 2015

Board of Directors

Essendant Inc.

One Parkway North Boulevard, Suite 100

Deerfield, Illinois 60015-2559

Ladies and Gentlemen:

Note 2 of the Notes to the Condensed Consolidated Financial Statements of Essendant Inc. (the “Company”) included in its Form 10-Q for the period ended September 30, 2015 describes a change in the method of accounting regarding the inventory valuation method of certain domestic inventories of the Company from the first-in first-out (FIFO) method to the last-in first-out (LIFO) method.  There are no authoritative criteria for determining a ‘preferable’ inventory valuation method based on the particular circumstances; however, we conclude that such a change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2014, and therefore we do not express any opinion on any financial statements of Essendant Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Ernest & Young

Chicago, Illinois